Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Third Quarter 2023 Results

Third Quarter 2023
•Revenues of $1.4 billion
•EPS of $(1.94); Adjusted EPS* of $(1.42)
•Cash used in operations of $111 million; Free cash flow* usage of $136 million
Recent Events
•Appointed Pat Shanahan as interim President and CEO
•Executed a memorandum of agreement with Boeing; impacts to be reflected in fourth quarter financial results

Wichita, Kan., November 1, 2023 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit,” “Spirit AeroSystems” or the “Company”) reported third quarter 2023 financial results.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2023	2022	Change	2023	2022	Change

Revenues	$1,439	$1,277	13%	$4,235	$3,710	14%
Operating (Loss) Income	($134)	$5	**	($349)	($142)	**
Operating (Loss) Income as a % of Revenues	(9.3%)	0.4%	(970) BPS	(8.2%)	(3.8%)	(440) BPS
Net Loss	($204)	($128)	(60%)	($692)	($303)	**
Net Loss as a % of Revenues	(14.2%)	(10.0%)	(420) BPS	(16.3%)	(8.2%)	(810 BPS)
Loss Per Share (Fully Diluted)	($1.94)	($1.22)	(59%)	($6.58)	($2.89)	**
Adjusted Loss per Share (Fully Diluted)*	($1.42)	($0.15)	**	($4.59)	($1.35)	**
Fully Diluted Weighted Avg Share Count	105.2	104.7		105.1	104.6

** Represents an amount in excess of 100% or not meaningful.
“Our priority is to strengthen Spirit financially. The signing of the memorandum of agreement with Boeing was an important step forward. In parallel, the Spirit team is focused on meeting our customer commitments, improving operational performance and commercial conversations with Airbus,” said Pat Shanahan, President and Chief Executive Officer, Spirit AeroSystems.
* Non-GAAP financial measure, see Appendix for reconciliation

Revenue
Spirit’s revenue in the third quarter of 2023 was $1.4 billion, up 13 percent from the same period of 2022. This increase was primarily due to higher production deliveries on most Commercial programs as well as higher Defense and Space and Aftermarket revenue.
Overall deliveries increased to 332 shipsets during the third quarter of 2023 compared to 316 shipsets in the same period of 2022. This includes Boeing 737 deliveries of 83 shipsets compared to 69 shipsets in the same period of the prior year. Spirit’s backlog at the end of the third quarter of 2023 was approximately $42.2 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss for the third quarter of 2023 was $133.7 million, compared to operating income of $4.5 million in the same period of 2022. The change was primarily driven by higher changes in estimates and excess capacity costs recognized during the third quarter of 2023.
Changes in estimates in the third quarter of 2023 included net forward loss charges of $101.1 million and unfavorable cumulative catch-up adjustments for periods prior to the third quarter of $64.0 million. Forward losses were primarily comprised of $47.3 million on the Boeing 787 program and $22.7 million on the Airbus A350 program, and were driven by higher estimates of supply chain, labor and other costs. Unfavorable cumulative catch-up adjustments were primarily comprised of $49.3 million on the Boeing 737 program and $10.6 million on the Airbus A320 program, reflecting increased factory performance costs and, to a lesser extent, rework costs related to the quality issue on the Boeing 737 aft pressure. Excess capacity costs during the third quarter of 2023 were $56.4 million. In comparison, during the third quarter of 2022, Spirit recognized $49.1 million of net forward loss charges, $4.9 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $31.4 million.
Other income for the third quarter of 2023 was $7.3 million, compared to other expense of $42.1 million in the same period of 2022. The variance was primarily due to non-cash pre-tax charges of $72.6 million recorded in the third quarter of 2022 resulting from the termination of the Pension Value Plan A, as well as lower pension income during the third quarter of 2023.
Third quarter 2023 EPS was $(1.94), compared to $(1.22) in the same period of 2022. Third quarter 2023 adjusted EPS* was $(1.42), which excludes the incremental deferred tax asset valuation allowance. In the same period of 2022, adjusted EPS* was $(0.15), which excluded the incremental deferred tax asset valuation allowance and pension termination charges. (Table 1)
* Non-GAAP financial measure, see Appendix for reconciliation

Cash
Cash used in operations in the third quarter of 2023 was $111 million, compared to cash used in operations of $36 million in the same quarter of 2022. Cash used in operations during the third quarter of 2023 reflects higher negative impacts to working capital, partially offset by the previously disclosed $50 million customer cash advance received during the period.
Free cash flow* in the third quarter of 2023 was a usage of $136 million, as compared to a usage of $73 million in the same period of 2022.
The cash balance at the end of the third quarter of 2023 was $374 million. (Table 2)

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2023	2022	Change	2023	2022	Change

Cash used in Operations	($111)	($36)	**	($340)	($367)	8%
Purchases of Property, Plant & Equipment	($25)	($38)	33%	($77)	($83)	7%
Free Cash Flow*	($136)	($73)	(85%)	($416)	($450)	8%

Cash and Total Debt				September 28, 2023	December 31, 2022

Cash				$374	$659
Total Debt				$3,875	$3,869

** Represents an amount in excess of 100% or not meaningful.
Financial Outlook
Full-year 2023 cash used in operations is expected to be between $150 and $200 million; full-year 2023 free cash flow* is expected to be a usage between $275 and $325 million. This outlook reflects lower projected Boeing 737 deliveries of 345 to 360 units for the year. Additionally, the impacts of the memorandum of agreement detailed in the ‘Subsequent Event’ section below are incorporated into this outlook.
Please refer to our Cautionary Statement Regarding Forward-Looking Statements below and the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q.
Subsequent Event
On October 12, 2023, Spirit AeroSystems, Inc. and Boeing executed a Memorandum of Agreement (the “MOA”). As a result of the MOA, the Company expects to reverse liabilities, including previously recorded forward losses and material right obligation on the Boeing 787 program of approximately $350 to $370 million in the fourth quarter of 2023. The MOA amended the repayment dates for the $180 million of advances received as customer financing in the
* Non-GAAP financial measure, see Appendix for reconciliation second quarter ended June 29, 2023. The amended repayment dates require repayment of $90 million in December 2025 and equal payments of $45 million in December 2026 and 2027. Additionally, related to the release of claims, Spirit will reverse liabilities for certain claims received and other anticipated claims on the balance sheet in the fourth quarter of 2023, including the $23 million of anticipated claims related to the Boeing 737 Vertical Fin Attach Fittings issue previously disclosed. Further, per the terms of the MOA, Boeing will provide funding for tooling and capital through 2025 for certain planned and potential Boeing 737 and 787 program rate increases, a portion of which, in the amount of approximately $100 million, was received during the fourth quarter of 2023.
Segment Results
Commercial
Commercial segment revenue in the third quarter of 2023 increased 10 percent from the same period of the prior year to $1.1 billion, primarily due to higher production across most programs. Operating margin for the third quarter of 2023 decreased to negative 7 percent compared to 4 percent the same period of 2022, primarily due to higher changes in estimates and excess capacity costs recorded in the current period. In the third quarter of 2023, changes in estimates for the segment included $86.5 million of net forward losses and $59.1 million of unfavorable cumulative catch-up adjustments. Additionally, during the third quarter of 2023, the Commercial segment included excess capacity costs of $54.3 million. In comparison, during the third quarter of 2022, the segment recognized $47.4 million of net forward losses, $6.9 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $29.9 million.
Defense & Space
Defense & Space segment revenue in the third quarter of 2023 increased 27 percent from the same period of the prior year to $205.7 million, primarily due to increased activity on development programs and higher production on the KC-46 Tanker program in the current period. Operating margin for the third quarter of 2023 decreased to 5 percent, compared to 11 percent during the same period of 2022, primarily due to higher changes in estimates recorded in the current period. The segment recorded net forward losses of $14.6 million, unfavorable cumulative catch-up adjustments of $4.9 million, and excess capacity costs of $2.1 million in the third quarter of 2023. The forward losses were primarily driven by higher production cost estimates on the Sikorsky CH-53K program and the unfavorable cumulative catch-up adjustment was primarily driven by the Boeing P-8 program. In comparison, during the third quarter of 2022,
* Non-GAAP financial measure, see Appendix for reconciliation the segment recognized net forward losses of $1.7 million, favorable cumulative catch-up adjustments of $2.0 million and excess capacity costs of $1.5 million.
Aftermarket
Aftermarket segment revenue in the third quarter of 2023 increased by 21 percent compared to the same period of 2022 to $96.8 million, primarily due to higher spare part sales. Operating margin for the third quarter of 2023 decreased to 19 percent, compared to 24 percent during the same period of 2022.

Table 4. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2023	2022	Change	2023	2022	Change

Segment Revenues
Commercial	$1,136.4	$1,034.9	9.8%	$3,367.9	$3,004.4	12.1%
Defense & Space	205.7	161.7	27.2%	583.7	466.6	25.1%
Aftermarket	96.8	80.3	20.5%	283.4	238.5	18.8%
Total Segment Revenues	$1,438.9	$1,276.9	12.7%	$4,235.0	$3,709.5	14.2%

Segment (Loss) Earnings from Operations
Commercial	($82.1)	$45.0	**	($200.5)	($3.5)	**
Defense & Space	9.8	18.4	(46.7%)	41.0	52.1	(21.3%)
Aftermarket	17.9	19.5	(8.2%)	61.4	49.3	24.5%
Total Segment Operating (Loss) Earnings	($54.4)	$82.9	**	($98.1)	$97.9	**

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(7.2%)	4.3%	**	(6.0%)	(0.1%)	(590) BPS
Defense & Space	4.8%	11.4%	(660) BPS	7.0%	11.2%	(420) BPS
Aftermarket	18.5%	24.3%	(580) BPS	21.7%	20.7%	100 BPS
Total Segment Operating (Loss) Earnings as % of Revenues	(3.8%)	6.5%	**	(2.3%)	2.6%	(490) BPS

Unallocated Expense
SG&A	($69.2)	($69.1)	(0.1%)	($217.2)	($203.8)	(6.6%)
Research & Development	(10.1)	(9.3)	(8.6%)	(33.9)	(36.5)	7.1%
Total (Loss) Earnings from Operations	($133.7)	$4.5	**	($349.2)	($142.4)	**

Total Operating (Loss) Earnings as a % of Revenues	(9.3%)	0.4%	(970) BPS	(8.2%)	(3.8%)	(440) BPS

** Represents an amount in excess of 100% or not meaningful.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Chuck Cadena (316) 526-3910
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,”
“goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” section of the 2022 Form 10-K. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft, including the ability to staff appropriately for current production volumes and anticipated production volume increases;
•the ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•our ability, and our suppliers' ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the recent outbreak of war in Israel and the Gaza Strip and the potential for expansion of the conflict in the surrounding region, which may impact certain suppliers’ ability to continue production or make timely deliveries of supplies required to produce our products, and may result in sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company (“Boeing”) and Airbus Group SE and its affiliates (collectively, “Airbus”) for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital or credit markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through supplier financing programs; and
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.
* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2023	2022	2023	2022
B737	83	69	252	200
B747	—	—	—	1
B767	7	7	24	23
B777	9	8	23	19
B787	9	6	25	13
Total Boeing	108	90	324	256

A220	16	12	43	46
A320 Family	129	145	423	447
A330	8	8	26	20
A350	12	11	37	37
Total Airbus	165	176	529	550

Business/Regional Jet	59	50	167	149

Total	332	316	1,020	955

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2023	September 29, 2022	September 28, 2023	September 29, 2022
	($ in millions, except per share data)
Net revenues	$1,438.9	$1,276.9	$4,235.0	$3,709.5
Operating costs and expenses:
Cost of sales	1,492.5	1,194.0	4,320.2	3,611.4
Selling, general and administrative	69.2	69.1	217.2	203.8
Restructuring costs	—	—	7.2	0.2
Research and development	10.1	9.3	33.9	36.5
Other operating expense	0.8	—	5.7	—
Total operating costs and expenses	1,572.6	1,272.4	4,584.2	3,851.9
Operating loss	(133.7)	4.5	(349.2)	(142.4)
Interest expense and financing fee amortization	(75.1)	(56.8)	(221.1)	(170.8)
Other income (expense), net	7.3	(42.1)	(120.0)	30.2
Loss before income taxes and equity in net income (loss) of affiliates	(201.5)	(94.4)	(690.3)	(283.0)
Income tax provision	(2.4)	(32.9)	(1.1)	(18.4)
Loss before equity in net income (loss) of affiliates	(203.9)	(127.3)	(691.4)	(301.4)
Equity in net income (loss) of affiliates	—	(0.3)	(0.2)	(1.2)
Net loss	(203.9)	(127.6)	($691.6)	($302.6)
Less noncontrolling interest in earnings of subsidiary	(0.2)	—	—	—
Net loss attributable to common shareholders	($204.1)	($127.6)	($691.6)	($302.6)

Loss per share
Basic	($1.94)	($1.22)	($6.58)	($2.89)
Shares	105.2	104.7	105.1	104.6

Diluted	($1.94)	($1.22)	($6.58)	($2.89)
Shares	105.2	104.7	105.1	104.6

Dividends declared per common share	$0.00	$0.01	$0.00	$0.03

Spirit AeroSystems Holdings, Inc.
* Non-GAAP financial measure, see Appendix for reconciliation

Condensed Consolidated Balance Sheets
(unaudited)

	September 28, 2023	December 31, 2022
	($ in millions)
Assets
Cash and cash equivalents	$374.1	$658.6
Restricted cash	0.2	0.2
Accounts receivable, net	610.3	489.5
Contract assets, short-term	596.0	501.0
Inventory, net	1,690.0	1,470.7
Other current assets	50.6	38.3
Total current assets	3,321.2	3,158.3
Property, plant and equipment, net	2,084.1	2,205.9
Intangible assets, net	200.0	211.4
Goodwill	631.1	630.5
Right of use assets	93.5	94.3
Contract assets, long-term	20.9	1.2
Pension assets	28.3	196.9
Restricted plan assets	61.4	71.1
Deferred income taxes	0.1	4.8
Other assets	97.5	91.8
Total assets	$6,538.1	$6,666.2
Liabilities
Accounts payable	$1,030.3	$919.8
Accrued expenses	479.5	411.7
Profit sharing	18.1	40.5
Current portion of long-term debt	64.2	53.7
Operating lease liabilities, short-term	8.4	8.3
Advance payments, short-term	36.5	24.9
Contract liabilities, short-term	157.2	111.1
Forward loss provision, short-term	335.3	305.9
Deferred revenue and other deferred credits, short-term	48.4	21.7
Other current liabilities	172.1	54.9
Total current liabilities	2,350.0	1,952.5
Long-term debt	3,811.0	3,814.9
Operating lease liabilities, long-term	84.9	85.4
Advance payments, long-term	276.9	199.9
Pension/OPEB obligation	22.2	25.2
Contract liabilities, long-term	195.6	245.3
Forward loss provision, long-term	289.4	369.2
Deferred revenue and other deferred credits, long-term	87.2	49.0
Deferred grant income liability — non-current	25.4	25.7
Deferred income taxes	8.2	1.3
Other non-current liabilities	243.0	141.6
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,304,482 and 105,252,421 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,205.3	1,179.5
Accumulated other comprehensive loss	(150.0)	(203.9)
Retained earnings	540.9	1,232.5
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	(859.4)	(247.5)
Noncontrolling interest	3.7	3.7
Total equity	(855.7)	(243.8)
Total liabilities and equity	$6,538.1	$6,666.2

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 28, 2023	September 29, 2022
	($ in millions)
Operating activities
Net loss	($691.6)	($302.6)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization expense	236.9	253.2
Amortization of deferred financing fees	5.2	5.6
Accretion of customer supply agreement	1.8	1.6
Employee stock compensation expense	29.3	28.7
Loss (gain) from derivative instruments	(1.7)	10.5
Gain from foreign currency transactions	(4.0)	(36.9)
Loss on disposition of assets	0.9	0.8
Deferred taxes	(3.8)	15.7
Pension and other post-retirement plans income	61.8	17.2
Grant liability amortization	(0.9)	(1.1)
Equity in net loss of affiliates	0.2	1.2
Forward loss provision	(50.7)	(115.3)
Gain on settlement of financial instrument	(1.4)	(21.4)
Change in fair value of acquisition consideration and settlement	(2.4)	—
Changes in assets and liabilities
Accounts receivable, net	(127.0)	(89.0)
Contract assets	(114.5)	(112.5)
Inventory, net	(227.0)	(47.9)
Accounts payable and accrued liabilities	222.2	210.6
Profit sharing/deferred compensation	(22.5)	(47.6)
Advance payments	87.4	(99.3)
Income taxes receivable/payable	1.1	17.8
Contract liabilities	(3.9)	(25.1)
Pension plans employer contributions	178.0	19.1
Deferred revenue and other deferred credits	67.4	(44.4)
Other	19.7	(6.3)
Net cash (used in) provided by operating activities	($339.5)	($367.4)
Investing activities
Purchase of property, plant and equipment	(76.5)	(82.7)
Other	—	(6.1)
Net cash used in investing activities	($76.5)	($88.8)
Financing activities
Proceeds from issuance of debt	12.7	—
Borrowings under revolving credit facility	1.6	—
Payment of principal - settlement of financial instrument	—	(289.5)
Customer financing	180.0	—
Principal payments of debt	(47.2)	(33.7)
Payments on term loan	(3.0)	(3.0)
Payment of acquisition consideration	(6.0)	—
Taxes paid related to net share settlement awards	(6.1)	(7.0)
Proceeds from issuance of ESPP stock	2.6	1.9
Debt issuance and financing costs	(0.5)	—
Dividends paid	—	(3.2)
Net cash used in financing activities	$134.1	($334.5)
Effect of exchange rate changes on cash and cash equivalents	—	(17.5)
Net decrease in cash, cash equivalents and restricted cash for the period	($281.9)	($808.2)
Cash, cash equivalents, and restricted cash, beginning of the period	678.4	1,498.4
Cash, cash equivalents, and restricted cash, end of the period	$396.5	$690.2

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	September 28, 2023	September 29, 2022
Cash and cash equivalents, beginning of the period	$658.6	$1,478.6
Restricted cash, short-term, beginning of the period	0.2	0.3
Restricted cash, long-term, beginning of the period	19.6	19.5
Cash, cash equivalents, and restricted cash, beginning of the period	$678.4	$1,498.4

Cash and cash equivalents, end of the period	$374.1	$670.5
Restricted cash, short-term, end of the period	0.2	0.2
Restricted cash, long-term, end of the period	22.2	19.5
Cash, cash equivalents, and restricted cash, end of the period	$396.5	$690.2
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix
In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended				Nine months ended
	September 28, 2023		September 29, 2022		September 28, 2023		September 29, 2022

GAAP Diluted Loss Per Share	($1.94)		($1.22)		($6.58)		($2.89)
Deferred Tax Asset Valuation Allowance	0.52	a	0.58	a	1.52	a	1.01	a
Investment Agreement Settlement Gain	—		—		—		(0.14)	b
Losses related to Russia Sanctions	—		—		—		0.19	c
Pension Termination Charges	—		0.49	d	0.47	d	0.48	d
Adjusted Diluted (Loss) Earnings per Share	($1.42)		($0.15)		($4.59)		($1.35)

Diluted Shares (in millions)	105.2		104.7		105.1		104.6

a Represents the deferred tax asset valuation allowance (included in Income tax provision)

b Represents the settlement gain resulting from the settlement of the repayable investment agreement with the U.K. Department of Business, Energy and Industrial Strategy (included in Other income)

c Represents the impairment charges and reserve adjustments related to the suspension of all sales and service activities relating to sanctioned Russian business activities. These losses are directly attributable to the sanctions, incremental to similar costs (or income) incurred for reasons other than the sanctions and are not expected to recur, and therefore, are not indicative of Spirit's ongoing operational performance (primarily included in Cost of Sales)

d Represents the non-cash charges related to the termination of the U.S. Pension Value Plan A (included in Other income)

Free Cash Flow
($ in millions)

	Three months ended		Nine months ended		Outlook
	September 28, 2023	September 29, 2022	September 28, 2023	September 29, 2022	Full-Year 2023

Cash Used in Operations	($111)	($36)	($340)	($367)	($150) - ($200)
Capital Expenditures	(25)	(38)	(77)	(83)	~(125)
Free Cash Flow	($136)	($73)	($416)	($450)	($275) - ($325)